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                                                 TRANSOCEAN OFFSHORE INC.
                                                 Post Office Box 2765
                                                 Houston TX 77252 2765

[TRANSOCEAN LOGO]
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                                                  NEWS RELEASE

   CONTACT: Jeffrey L. Chastain                   FOR RELEASE: March 15, 1999
            713 871 7551

                 TRANSOCEAN OFFSHORE INC. BOARD
               APPROVES CORPORATE REORGANIZATION

          HOUSTON--Transocean Offshore Inc. (NYSE, OSE: RIG) announced today that its board of directors has approved a corporate reorganization that will result in the Company becoming a Cayman Islands corporation rather than a Delaware corporation. Following the reorganization, the Cayman Islands corporation and its subsidiaries will continue to conduct the business now conducted by the Delaware corporation and its subsidiaries.

          J. Michael Talbert, Chairman and Chief Executive Officer of Transocean Offshore Inc. stated, "Because we anticipate that a substantial proportion of the future opportunities in our business will be in international markets, we believe that reorganizing Transocean Offshore as a Cayman Islands corporation will give us certain advantages not available to a U.S. company." Talbert continued, "Among other things, we believe the reorganization will give us greater flexibility in seeking to lower our worldwide effective corporate tax rate. During 1998, the Company's effective tax rate was 29.5%. While we cannot give any assurance as to what our effective tax rate will be following the reorganization because of the uncertainty regarding future dayrates and where our rigs might be operating, our expectation is that we will, over time, achieve a reduction of 10 to 20 percentage points in our effective rate. The reorganization also will allow us to restructure our business to achieve certain operating efficiencies, including improved worldwide cash management. In addition, we anticipate that the reorganization may increase our access to international capital markets, broaden our investor base by making our securities more attractive to non-U.S. investors and give us greater flexibility in structuring foreign joint ventures and acquisition opportunities."

          In the reorganization, each share of common stock of the Company will automatically be converted into an ordinary share of Transocean-Cayman. The Company expects the shares of Transocean-Cayman to be listed on the New York Stock Exchange under the symbol "RIG," the same symbol under which the Company's common stock is currently listed.

          The Company has entered into an Agreement and Plan of Merger and Conversion relating to the reorganization with Transocean Offshore (Texas) Inc., a Texas corporation and wholly owned subsidiary of the Company ("Transocean-Texas"). Pursuant to that agreement, the Company will merge with and into Transocean-Texas, with Transocean-Texas surviving. Following that merger, Transocean-Texas will become a Cayman Islands corporation ("Transocean-Cayman") pursuant to a conversion and continuation procedure under Texas and the Cayman Islands law.
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          The proposed reorganization is subject to certain conditions to closing, including approval by a majority of the Company's stockholders. The Company currently expects that the reorganization would be effected promptly after it is approved by the stockholders. Following the reorganization, the name of Transocean-Cayman will be "Transocean Offshore Inc."

          As a result of the reorganization, U.S. stockholders will generally be required to recognize gain, if any, on their Transocean-Delaware shares, but will not be allowed to recognize a loss on those shares.

          Before Transocean Offshore stockholders vote on the proposed reorganization they will receive a proxy statement/prospectus. The proxy statement/prospectus will be included in a Registration Statement on Form S-4 that will cover the reorganization and will be filed with the Securities and Exchange Commission. These documents are not yet available; however, they will contain important information that stockholders need to consider before making an investment decision. The documents, when available, may be obtained at no cost by visiting the SEC's website at www.sec.gov or by calling Jeffrey L. Chastain, Transocean's Director of Investor Relations, at 713-871-7694.

          Transocean Offshore Inc. will conduct a conference call on Tuesday, March 16 at 10:00am eastern standard time to discuss the corporate reorganization in greater detail. Analyst and financial media representatives who wish to participate in the conference call should contact Premier Teleconferencing at 1-800-289-0579 if calling from the U.S. or 719-457-2550 if calling from an international location. Please reference conference call code 646084. A replay of the call will be provided approximately 2 hours following the conclusion of the call and can be accessed by dialing 719-457-0820. The replay will be active from 1:00pm on March 16 to midnight on March 17, eastern time.

          The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Statements regarding the benefits, effects and timing of the reorganization, tax consequences of the reorganization and any other statements that are not historical facts are forward looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical and future trends, on general economic and business conditions and on numerous other factors, including expected future developments, many of which are beyond the control of the Company. Such forward-looking statements are also subject to certain risks and uncertainties as disclosed by the Company in the proxy statement/prospectus and in its other filings with the Securities and Exchange Commission. As a result of these factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

          Transocean Offshore Inc. is an international offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, Texas, the Company specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The Company also provides coiled tubing, international turnkey and integrated drilling services to customers worldwide.

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